Exhibit 99.1

Pier 1 Imports, Inc. Announces Sale of Its Corporate Headquarters

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (the “Company”) (NYSE:PIR) announced today that it has entered into an agreement to sell its corporate headquarters facility located in Fort Worth, Texas to a subsidiary of Chesapeake Energy Corporation (NYSE:CHK).

Alex Smith, President and Chief Executive Officer, commented, “We have spent the past year evaluating options concerning our headquarters. We had three goals in mind: recouping our investment, minimizing on-going costs, and finding a quality business partner for a leasing relationship. The deal that we have structured with Chesapeake accomplishes all three goals. We are proud to be partnered with a leader in the natural gas industry as well as a leader in the Fort Worth community.”

The Company has maintained its headquarters in the building since completion of construction in 2004. The Company plans to continue to occupy approximately 250,000 square feet and expects to enter into a seven year lease agreement at closing. Although the purchase and sale agreement allows for the cancellation of the contact during an initial feasibility period, the Company expects the transaction to close no later than June 30, 2008. Based on the terms outlined in the agreement, the transaction will be accretive to earnings per share.

The Company will report fourth quarter and fiscal 2008 year-end results on April 10, 2008 and will conduct a conference call on that date.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s annual report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400